EXHIBIT 99.2

RBC ANNOUNCES FINAL RESULTS OF ELECTIONS BY ALABAMA NATIONAL

BANCORPORATION STOCKHOLDERS REGARDING MERGER CONSIDERATION

TORONTO, February 25, 2008 — Royal Bank of Canada (TSX and NYSE: RY) today announced the final results of elections made by stockholders of Birmingham-based Alabama National BanCorporation regarding the form of merger consideration they will receive in connection with the merger of ANB with and into RBC Centura Banks, Inc., a wholly owned subsidiary of RBC. The merger closed on February 22, 2008. The election period for ANB stockholders to choose the form of merger consideration expired at 5 p.m., Birmingham, Alabama time on February 14, 2008.

Of the 20,424,370 shares of ANB common stock outstanding as of the close of trading on February 22, 2008, approximately:

•	12,192,551 shares, or 59.7%, elected to receive cash;

•	6,254,896 shares, or 30.6%, elected to receive RBC common shares; and

•	1,976,923 shares, or 9.7%, did not make a valid election.

Based on the foregoing election results, the application of the proration procedures in the merger agreement and the volume-weighted average market price of RBC common shares on the New York Stock Exchange over the five-trading-day period ending on the last full trading day immediately before February 22, 2008 ($49.9067):

•	a stockholder owning 100 shares of ANB common stock who made a valid election to receive RBC common shares would receive approximately 160 RBC common shares as consideration in the merger;

•	a stockholder owning 100 shares of ANB common stock who did not make a valid election would receive approximately 160 RBC common shares as consideration in the merger; and

•

a stockholder owning 100 ANB common shares who made a valid election to receive cash would, as a result of proration, receive a combination of approximately $6,700 in cash and approximately 26 RBC common shares as consideration in the merger.

Under the merger agreement, fractional RBC common shares will not be issued. Instead, ANB stockholders will receive cash based on $49.9067 per RBC common share, which is the volume-weighted average market price of RBC common shares on the New York Stock Exchange over the five-trading-day period ending on the last full trading day immediately before February 22, 2008.

The value of RBC common shares issued in the merger will, of course, vary over time.

About RBC Centura

RBC Centura Banks, Inc., headquartered in Raleigh, N.C., offers a wide range of financial services and advice, including a complete line of banking, and mortgage services to individuals, businesses and public institutions throughout the Southeast. RBC Centura’s multi-faceted customer access network includes more than 430 full-service banking centers, an extensive ATM network, and telephone and Internet banking. In addition, RBC Centura offers builder finance products through its RBC Builder Finance division. According to SNL Financial, RBC Centura is the 45th largest U.S. bank based on assets as of August 2007. RBC Centura Banks, Inc. is a wholly-owned subsidiary of Royal Bank of Canada (RBC) (RY on the TSX and NYSE), Canada’s largest bank as measured by assets and market capitalization and one of the world’s financial, social and environmental corporate leaders for the past eight years as on the Dow Jones Sustainability World Index. Additional information about RBC Centura may be found at www.rbccentura.com.

About RBC

Royal Bank of Canada (RY on TSX and NYSE) and its subsidiaries operate under the master brand name of RBC. RBC is Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial services companies. RBC provides personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. RBC’s corporate support team enables business growth with expert professional advice and state-of-the art processes and technology. RBC employs approximately 70,000 full- and part-time employees who serve more than 15 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 36 other countries. For more information, please visit www.rbc.com.

Media Contacts

Kristen Doherty, RBC Centura

Telephone: (919) 788-6076

Email: kristen.doherty@rbc.com

Beja Rodeck, Royal Bank of Canada

Telephone: (416) 974-5506

Email: beja.rodeck@rbc.com

Investor Relations Contacts

Royal Bank of Canada

Bill Anderson, RBC Investor Relations

Telephone: (416) 955-7804

Email: william.anderson@rbc.com